SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DECEMBER 21, 2007

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

AMAZON.COM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-22513	91-1646860
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1200 12TH AVENUE SOUTH, SUITE 1200, SEATTLE, WASHINGTON 98144

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(206) 266-1000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On December 21, 2007, the Company entered into agreements with entities associated with City Investors LLC and Schnitzer West LLC for the lease of corporate office space to be developed in Seattle, Washington, subject to customary real estate lease conditions. Upon completion of development in 2010 and 2011, the Company will commence leases with initial terms of up to 16 years to consolidate its corporate headquarters to a single location and help support the Company’s long term growth and space requirements. Under the agreements the Company will occupy approximately 800,000 square feet of office space for approximately $700 million, which includes rent, operating expenses and tenant improvements, to be paid over the initial terms. The Company also has the right to occupy up to an additional approximately 800,000 square feet for up to approximately $800 million to be paid over the initial terms, subject to a termination fee of up to approximately $40 million if the Company elects not to occupy the additional space. In addition, the Company has options for additional space, subject to certain conditions. The amount of space available and the Company’s financial and other obligations under the agreements are affected by various factors, including government approvals and permits, interest rates, development costs and other expenses and the Company’s exercise of certain rights under the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAZON.COM, INC. (REGISTRANT)

By:	/S/ THOMAS J. SZKUTAK
Thomas J. Szkutak
Senior Vice President and Chief Financial Officer

Dated: December 21, 2007